Exhibit 99(d)(2)

LATTICE SEMICONDUCTOR CORPORATION

1996 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

                Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I. NOTICE OF STOCK OPTION GRANT

                Dear

                You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

GRANT NUMBER:

DATE OF GRANT:

VESTING COMMENCEMENT DATE:

EXERCISE PRICE PER SHARE:

TOTAL SHARES GRANTED:

TYPE OF OPTION:	Nonstatutory Stock Option

TERM/EXPIRATION DATE:

                Vesting Schedule:

                This option shall vest in accordance with the following schedule:

                Twenty five percent (25%) of the shares subject to the Option shall vest one year after the Vesting Commencement Date, and 6.25% of the shares subject to the Option shall vest on the last day of each three month period thereafter.

                Exercise Schedule:

                Except as provided in the Plan and in Section 4 of Part II of this Agreement, vested shares of the Option may be exercised, in whole or in part, at any time during the term of the Option.

                Termination Period:

                Vested shares of this Option may be exercised for three months after termination of Optionee’s employment relationship, or for such longer period and to such extent as may be applicable upon death or disability of Optionee as provided in the Plan and in Section 4 of Part II of this agreement, but in no event later than the Term/Expiration Date as provided above.

II.            ADDITIONAL PROVISIONS OF OPTION

                1.             Grant of Option. The Plan Administrator of the Company hereby grants to the optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”), an option (the “Option”) to purchase a number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

                If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code.

                2.             Exercise of Option.

                                (a)           Right to Exercise. This Option is exercisable during its term in accordance with the Exercise Schedule set out in the Notice of Grant (I, preceding) and the applicable provisions of the Plan and this Option Agreement. In the event of Optionee’s death, disability or other termination of Optionee’s employment relationship, the exercisability of the Option is governed by the applicable provisions of the Plan and this Option Agreement.

                                (b)           Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares being exercised (the “Exercised Shares”), and such other representations and agreements (such as a stock restriction agreement) as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice and any other required agreements shall be signed by the Optionee and shall be delivered in person or by certified mail to the Stock Administrator of the Company. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice and any other required agreements accompanied by such aggregate Exercise Price (see 3. Method of Payment, below).

                No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for U.S. Federal income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

                3.             Method of Payment.            Payment of the aggregate Exercise Price and applicable taxes shall be by any of the following, or a combination thereof, at the election of the Optionee:

                                (a)           cash; or

                                (b)           check; or

                                (c)           delivery of a properly executed exercise notice together with such other documentation as the Stock Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds or broker loan proceeds required to pay the exercise price and taxes (commonly called same day sale); or

                                (d)           at the discretion of the Plan Administrator, either at the time of exercise in the case of Non-Statutory Stock Options or at the time of grant for Incentive Stock Options, by surrender of other Stock which (i) in the case of Stock acquired upon exercise of an option, has been owned by the Optionee for more than six (6) months on the date of surrender (unless the Plan Administrator consents to accepting Stock held for a lesser period of time), and (ii) has a fair market value on the date of surrender at least equal to the aggregate Exercise Price of the Exercised Shares.

                4.             Termination of Employment.

                                (a)           In the event the employment of the Optionee by the Company or by any parent or subsidiary of the Company is terminated by retirement or for any reason, voluntarily or involuntarily, with or without cause, other than in the circumstances specified in subsection (b) below, the Option held by the Optionee may be exercised at any time prior to its expiration date or the expiration of three months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option on the date of such termination (i.e. no vesting occurs after termination).

                                (b)           In the event the Optionee’s employment by the Company or by any parent or subsidiary of the Company is terminated because of death or physical disability (within the meaning of Section 22(e)(3) of the IRC), the Option may be fully exercised with respect to all remaining unexercised shares, including those shares that would otherwise have been unvested on the date of death or disability, at any time prior to its expiration date or the expiration of one year after the date of such termination, whichever is the shorter period. If the Optionee’s employment is terminated by death, the Option shall be exercisable only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death.

                                (c)           In the event of the death or termination of employment of the Optionee, to the extent the Option shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to the Option shall cease and terminate at the expiration of such periods.

                5.             Transferability of Option.

(a) Option Generally Non-Transferable. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee’s guardian, legal representative or permitted transferees. Except as specified below, no Option shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution. The terms of the Plan and this Option Agreement shall be binding upon the transferees, purchasers, executors, administrators, heirs, successors and assigns of the Optionee.

(b) Limited Transferability of Option. At the sole discretion of the Plan Administrator or its appointee, and subject to such terms and conditions as the Plan Administrator or its appointee deems advisable, the Plan Administrator or its appointee may allow, by means of a writing to the Optionee, for all or part of this Option, to the extent such shares of this Option are fully vested, to be assigned or transferred, including by means of sale, during the Optionee’s lifetime to a member of the Optionee’s immediate family or to a trust, LLC or partnership for the benefit of any one or more members of the Optionee’s immediate family. “Immediate family” as used herein means the spouse, lineal descendants, father, mother, brothers and sisters of the Optionee. In such case, the transferee shall receive and hold the Option subject to the provision of this Option Agreement and the Plan, and there shall be no further assignation or transfer of the Option.

                6.             Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

                7.             Employment At-Will. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue in an employment relationship with the Company or any parent or subsidiary of the Company, or shall interfere in any way with the right of the Company or any parent or subsidiary by whom the Optionee is employed to terminate the Optionee’s employment at any time, for any reason, with or without cause.

                8.             Tax Consequences. Some of the U.S. Federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

                                (a)           Exercising the Option.

                                                (i)            Nonqualified Stock Option (“NSO”). If this Option does not qualify as an ISO, the Optionee may incur regular U.S. Federal income tax liability upon exercise. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an employee, the Company will be required to withhold from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

                                                (ii)           Incentive Stock Option (“ISO”). If this Option qualifies as an ISO, the Optionee will have no regular U.S. Federal income tax liability upon its exercise, although the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to the alternative minimum tax for U.S. Federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise.

                                (b)           Disposition of Shares.

                                                (i)            NSO. Upon disposition of the Shares, any gain or loss will be treated as capital gain or loss for U.S. Federal income tax purposes.

                                                (ii)           ISO. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for U.S. Federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the fair market value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price.

                                (c)           Notice of Disqualifying Disposition of ISO Shares. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO shares.

                9.             Inside Information. By signing this Agreement, Optionee acknowledges that he or she has received, read and understood the Company’s policy with respect to trading Company securities while possessing Inside Information.

III.                                 SIGNATURES

                By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and the Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan and Option Agreement.

OPTIONEE:	Lattice Semiconductor Corporation:

By:
Signature

	Title:	President & CEO
Print Name